Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	John M. McCaffery Executive Vice President Chief Financial Officer (631) 537-1001, ext. 7290

BRIDGE BANCORP, INC.

REPORTS THIRD QUARTER 2016 RESULTS

Growth in Loans and Deposits

(Bridgehampton, NY – October 27, 2016) Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank (“BNB”), today announced third quarter results for 2016. Highlights of the Company's financial results for the quarter include:

•	Net income of $8.9 million, an increase of $1.0 million or 12% over 2015, and $.50 per diluted share.

•	Returns on average assets and equity were .93% and 9.78%, respectively.

•	Core(1) net income was $9.0 million and $.51 per diluted share, an increase of 5% over 2015.

•	Core returns on average assets and equity were .95% and 9.91%, respectively.

•	Net interest income increased $1.6 million to $30.7 million, with a net interest margin of 3.61%.

•	Total assets of $3.8 billion at September 2016, 9% higher than September 2015.

•	Loan growth of $.3 billion or 12% compared to September 2015.
•	Deposits of $2.9 billion at September 2016, including $1.1 billion in non-interest bearing demand deposits.
•	Continued solid asset quality metrics and reserve coverage.

•	All capital ratios exceed the fully phased in requirements of Basel III rules.

•	Declared a dividend of $.23 during the quarter.

“This is the first quarter we can compare our performance year-over-year inclusive of the Community National Bank acquisition. We continue to see benefits from this acquisition, especially through operating leverage as evidenced in our lower efficiency and expense-to-assets ratios,” noted Kevin M. O’Connor, President and CEO.

(1)	See reconciliations of As Reported (GAAP) to Core (Non-GAAP) disclosure provided elsewhere herein.

Net Earnings and Returns

Net income for the quarter was $8.9 million or $.50 per diluted share, compared to $7.9 million or $.45 per diluted share for the third quarter of 2015. Net income for the quarter ended September 30, 2015 included $.6 million of costs, net of income taxes, associated with the CNB acquisition, and a gain on the sale of loans, net of income taxes, of $.2 million. Net income for the nine months ended September 2016 was $26.3 million or $1.50 per diluted share, compared to $13.1 million or $.94 per diluted share in 2015.

Core net income for the third quarter was $9.0 million or $.51 per diluted share, compared to $8.5 million or $.49 per diluted share, for the same period in 2015. Core net income reflects the quarterly results adjusted for certain costs, net of tax, related to the CNB acquisition and a gain on the sale of loans in 2015. Returns on average assets and equity for the third quarter of 2016 were .93% and 9.78%, compared to .91% and 9.25% in 2015, respectively, while core returns on average assets and equity for the third quarter of 2016 were .95% and 9.91%, compared to .98% and 10.00% in 2015, respectively. Return on average tangible common equity for the third quarter of 2016 was 14.24% compared to 13.37% in 2015. Core return on average tangible common equity for the third quarter of 2016 was 14.72% compared to 14.78% in 2015.

Interest income increased $3.0 million for the third quarter of 2016 over 2015 as average earning assets increased by 9% or $272.7 million, while the net interest margin decreased to 3.61% from 3.71% in the third quarter of 2015. The net interest margin in both periods reflects greater than expected cash flows associated with acquired loans. The increase in average earning assets reflects growth in loans and securities. The decrease in the net interest margin reflects the higher costs of borrowings associated with the $80 million in subordinated debentures issued in September 2015, federal funds purchased and repurchase agreements, and FHLB advances.

The provision for loan losses was $2.0 million for the quarter, $0.5 million higher than the third quarter of 2015. The higher provision in the third quarter of 2016 is due to portfolio growth as well as certain acquired loans being refinanced by BNB. Acquired loans are recorded at fair value at acquisition, effectively netting estimated future losses against the loan balances whereas loans originated and refinanced by BNB have recorded reserves. The Company recognized net charge-offs of $.4 million in the third quarter of 2016 compared to net charge-offs of $.1 million for the same period in 2015.

Total non-interest income was $4.0 million for the third quarter of 2016, $.1 million higher than 2015, resulting from an increase in customer fee income offset by a decrease in gain on sale of loans.

Non-interest expense for the third quarter of 2016 decreased to $19.2 million from $19.4 million in 2015, which included $.9 million in costs associated with the CNB acquisition. Non-interest expense in 2015 excluding CNB acquisition related costs was $18.5 million. The 2016 non-interest expense compared to the adjusted 2015 non-interest expense, reflects an increase in salaries expense, investments in technology, and additional marketing costs, partially offset by a decrease in amortization of CNB related intangible assets. Additionally, the Company’s ratio of operating expenses to average assets decreased to 2.03% in the third quarter of 2016 from 2.23% in 2015. Core operating expenses to average assets decreased to 1.98% in the third quarter of 2016 from 2.05% in 2015.

Balance Sheet and Asset Quality

Total assets were $3.8 billion at September 30, 2016, $326.7 million higher than September 2015. Average earning assets for the third quarter 2016 increased $272.7 million or 9% compared to September 2015. Total loans at September 2016 of $2.6 billion reflect growth of $285.0 million or 12% over September 2015. This increase in loans was funded by growth in borrowings including the $80 million in subordinated debentures issued in September 2015. Demand deposits totaled $1.1 billion at September 2016, representing 38% of total deposits and an increase of $67.8 million or 6% higher than September 2015.

Asset quality measures remained strong, as non-performing assets, comprised exclusively of non-performing loans, were $2.1 million or .05% of total assets and .08% of total loans at September 2016 compared to $1.4 million or .04% of total assets and .06% of total loans at September 2015. Loans 30 to 89 days past due increased $1.3 million to $4.0 million at September 2016, with $2.3 million representing CNB acquired loans. Loans past due 90 days and still accruing at September 2016 were comprised of acquired loans of $1.0 million, a decrease of $3.1 million, compared to September 2015.

The allowance for loan losses increased $4.1 million to $24.3 million at September 2016 from $20.2 million as of September 2015. The allowance as a percentage of loans was .94% at September 30, 2016 compared to .88% at September 30, 2015. The allowance as a percentage of BNB originated loans was 1.19%, based on BNB originated loans totaling $2.1 billion, at September 2016, compared to 1.30%, based on BNB originated loans totaling $1.6 billion, at September 2015. The decline in the allowance as a percentage of BNB originated loans reflects an improving economy and increasing collateral values.

Stockholders’ equity grew $22.2 million to $362.6 million at September 2016, compared to $340.4 million at September 2015. The growth reflects earnings, capital raised in connection with the Dividend Reinvestment Plan, and an increase in the fair value of available for sale investment securities, partially offset by shareholders' dividends. The Company's capital ratios exceed all fully phased in capital requirements under the Basel III rules and the Bank remains classified as well capitalized.

“Although the turmoil in the financial markets has subsided somewhat since the Brexit vote at the end of the second quarter, market uncertainty continues. While it is unlikely the Federal Reserve will raise rates going into a U.S. Election, some economists are calling for a raise in December. We will continue to deploy our capital as opportunities arise. During the quarter we reinvested in our bond portfolio as rates rose slightly in the third quarter,” noted Mr. O’Connor.

Challenges and Opportunities

“The regulatory focus on commercial real estate (CRE) loan concentrations has not abated. We continue to invest in people and systems that allow us to execute on our business model, while addressing regulatory concerns. Our primary strategic focus is to take advantage of the market opportunities arising from the acquisitions of local competitors. Our community banking model positions us well to acquire customers who value a locally managed institution,” stated Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. Established in 1910, BNB, with assets of approximately $3.8 billion, operates 40 retail branch locations serving Long Island and the greater New York metropolitan area. In addition, the Bank operates two loan production offices: one in Manhattan, and one in Riverhead, New York. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc. offers financial planning and investment consultation. For more information visit www.bridgenb.com.

BNB also has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. The Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements as a result of the Dodd-Frank Act; and other risk factors discussed elsewhere, and in our reports filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands, except per share amounts and financial ratios)

	September 30,	December 31,	September 30,
	2016	2015	2015
ASSETS
Cash and Due from Banks	$40,745	$79,750	$60,916
Interest Earning Deposits with Banks	24,004	24,808	44,962
Total Cash and Cash Equivalents	64,749	104,558	105,878
Securities Available for Sale, at Fair Value	667,001	800,203	637,470
Securities Held to Maturity	227,266	208,351	220,233
Total Securities	894,267	1,008,554	857,703
Securities, Restricted	24,515	24,788	14,969
Loans Held for Investment	2,586,267	2,410,774	2,301,317
Allowance for Loan Losses	(24,308)	(20,744)	(20,187)
Loans, net	2,561,959	2,390,030	2,281,130
Premises and Equipment, net	34,473	39,595	39,904
Goodwill and Other Intangible Assets	112,533	106,821	104,483
Other Real Estate Owned	-	250	-
Accrued Interest Receivable and Other Assets	141,505	107,363	103,246
Total Assets	$3,834,001	$3,781,959	$3,507,313

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand Deposits	$1,113,675	$1,156,882	$1,045,834
Savings, NOW and Money Market Deposits	1,607,310	1,393,888	1,549,853
Certificates of Deposit of $100,000 or more	114,786	167,750	177,759
Other Time Deposits	87,920	125,105	132,055
Total Deposits	2,923,691	2,843,625	2,905,501
Federal Funds Purchased and Repurchase Agreements	151,094	170,891	26,158
Federal Home Loan Bank Advances	269,509	297,507	112,842
Subordinated Debentures	78,467	78,363	78,338
Junior Subordinated Debentures	15,336	15,878	15,876
Other Liabilities and Accrued Expenses	33,302	34,567	28,156
Total Liabilities	3,471,399	3,440,831	3,166,871
Total Stockholders' Equity	362,602	341,128	340,442
Total Liabilities and Stockholders' Equity	$3,834,001	$3,781,959	$3,507,313

Selected Financial Data:
Tangible Book Value Per Share (1)	$14.31	$13.47	$13.58
Common Shares Outstanding	17,471	17,389	17,377

Capital Ratios:
Total Capital to Risk Weighted Assets	13.3%	13.6%	14.2%
Tier 1 Capital to Risk Weighted Assets	9.7%	9.9%	10.3%
Common Equity Tier 1 Capital to Risk Weighted Assets	9.1%	9.3%	9.7%
Tier 1 Capital to Average Assets	7.5%	7.6%	7.8%
Tangible Common Equity to Tangible Assets (1)	6.7%	6.4%	6.9%

Asset Quality:
Loans 30-89 Days Past Due	$3,952	$1,505	$2,647
Loans 90 Days Past Due and Accruing (2)	$1,044	$964	$4,122

Non-performing Loans	$2,051	$1,350	$1,398
Other Real Estate Owned	-	250	-
Non-performing Assets	$2,051	$1,600	$1,398

Non-performing Loans/Total Loans	0.08%	0.06%	0.06%
Non-performing Assets/Total Assets	0.05%	0.04%	0.04%
Allowance/Non-performing Loans	1185.18%	1536.59%	1443.99%
Allowance/Total Loans	0.94%	0.86%	0.88%
Allowance/Originated Loans	1.19%	1.21%	1.30%

(1) Excludes goodwill and other intangible assets.

(2) Represents loans acquired in connection with the Community National Bank, FNBNY Bancorp, Inc., and Hamptons State Bank acquisitions.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts and financial ratios)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015

Interest Income	$34,761	$31,744	$103,101	$74,631
Interest Expense	4,077	2,659	12,395	6,424
Net Interest Income	30,684	29,085	90,706	68,207
Provision for Loan Losses	2,000	1,500	4,150	3,000
Net Interest Income after Provision for Loan Losses	28,684	27,585	86,556	65,207
Other Non Interest Income	3,596	3,501	10,497	7,887
Title Fee Income	438	425	1,352	1,380
Net Securities Gains (Losses)	-	-	449	(10)
Total Non Interest Income	4,034	3,926	12,298	9,257
Salaries and Benefits	10,330	9,976	31,483	25,056
Acquisition Costs	-	904	(270)	9,283
Amortization of Other Intangible Assets	462	677	1,810	770
Other Non Interest Expense	8,412	7,816	25,529	19,608
Total Non Interest Expense	19,204	19,373	58,552	54,717
Income Before Income Taxes	13,514	12,138	40,302	19,747
Provision for Income Taxes	4,663	4,248	13,971	6,631
Net Income	$8,851	$7,890	$26,331	$13,116
Basic Earnings Per Share	$0.50	$0.45	$1.50	$0.94
Diluted Earnings Per Share	$0.50	$0.45	$1.50	$0.94
Weighted Average Common and Equivalent Shares	17,726	17,102	17,688	13,590

Selected Financial Data:
Return on Average Total Assets	0.93%	0.91%	0.92%	0.64%
Core Return on Average Total Assets (1)	0.95%	0.98%	0.93%	0.91%
Return on Average Stockholders' Equity	9.78%	9.25%	9.94%	7.26%
Core Return on Average Stockholders' Equity (1)	9.91%	10.00%	10.03%	10.39%
Return on Average Tangible Stockholders' Equity (2)	14.24%	13.37%	14.50%	8.97%
Core Return on Average Tangible Stockholders' Equity (1) (2)	14.72%	14.78%	14.94%	13.02%
Net Interest Margin	3.61%	3.71%	3.51%	3.65%
Efficiency	54.78%	58.12%	56.31%	69.71%
Core Efficiency (1)	53.47%	53.83%	55.36%	57.10%
Operating Expense as a % of Average Assets	2.03%	2.23%	2.04%	2.66%
Core Operating Expense as a % of Average Assets (1)	1.98%	2.05%	2.00%	2.17%

(1) See reconciliations of As Reported (GAAP) to Core (Non-GAAP) disclosure provided elsewhere herein.

(2) Tangible stockholders' equity excludes goodwill and other intangible assets.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Disclosure (unaudited)

(In thousands, except per share amounts and financial ratios)

Reconciliation of As Reported (GAAP) and Core (Non-GAAP) financial measures for the three months and nine months ended September 30, 2016 and 2015 (1):

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015

Return on Average Total Assets - As Reported	0.93%	0.91%	0.92%	0.64%
Acquisition Costs	0.00%	0.10%	(0.01)%	0.45%
Amortization of Non Compete Agreement	0.02%	0.04%	0.03%	0.02%
Gain on Sale of Loans	0.00%	(0.03)%	0.00%	(0.01)%
Measurement Period Fixed Asset Adjustment (2)	0.00%	0.00%	(0.01)%	0.00%
Income Tax Effect of Adjustments Above	0.00%	(0.04)%	0.00%	(0.17)%
Tax Benefit Related to NYC Tax Law Change	0.00%	0.00%	0.00%	(0.02)%
Core Return on Average Total Assets	0.95%	0.98%	0.93%	0.91%

Return on Average Stockholders' Equity - As Reported	9.78%	9.25%	9.94%	7.26%
Acquisition Costs	0.00%	1.06%	(0.10)%	5.13%
Amortization of Non Compete Agreement	0.20%	0.43%	0.34%	0.20%
Gain on Sale of Loans	0.00%	(0.33)%	0.00%	(0.15)%
Measurement Period Fixed Asset Adjustment (2)	0.00%	0.00%	(0.12)%	0.00%
Income Tax Effect of Adjustments Above	(0.07)%	(0.41)%	(0.03)%	(1.86)%
Tax Benefit Related to NYC Tax Law Change	0.00%	0.00%	0.00%	(0.19)%
Core Return on Average Stockholders' Equity	9.91%	10.00%	10.03%	10.39%

Return on Average Tangible Common Equity - As Reported	14.24%	13.37%	14.50%	8.97%
Acquisition Costs	0.00%	1.53%	(0.15)%	6.35%
Amortization of Other Intangible Assets	0.74%	1.15%	1.00%	0.53%
Gain on Sale of Loans	0.00%	(0.47)%	0.00%	(0.19)%
Measurement Period Fixed Asset Adjustment (2)	0.00%	0.00%	(0.17)%	0.00%
Income Tax Effect of Adjustments Above	(0.26)%	(0.80)%	(0.24)%	(2.40)%
Tax Benefit Related to NYC Tax Law Change	0.00%	0.00%	0.00%	(0.24)%
Core Return on Average Tangible Common Equity	14.72%	14.78%	14.94%	13.02%

Efficiency Ratio - As Reported	54.78%	58.12%	56.31%	69.71%
Non Interest Expense (Operating Expense) - As Reported	$19,204	$19,373	$58,552	$54,717
Less: Acquisition Costs	-	904	(270)	9,283
Less: Amortization of Other Intangible Assets	462	677	1,810	770
Less: Measurement Period Fixed Asset Adjustment (2)	-	-	(309)	-
Core Non Interest Expense (Core Operating Expense)	$18,742	$17,792	$57,321	$44,664
Net Interest Income (fully taxable equivalent)	$31,020	$29,407	$91,692	$69,237
Non Interest Income - As Reported	4,034	3,926	12,298	9,257
Less: Net Securities Gains (Losses)	-	-	449	(10)
Less: Gain on Sale of Loans	-	279	-	279
Core Total Revenues for Efficiency Ratio	$35,054	$33,054	$103,541	$78,225
Core Efficiency Ratio	53.47%	53.83%	55.36%	57.10%

Operating Expense as a % of Average Assets - As Reported	2.03%	2.23%	2.04%	2.66%
Acquisition Costs	0.00%	(0.10)%	0.01%	(0.45)%
Amortization of Other Intangible Assets	(0.05)%	(0.08)%	(0.06)%	(0.04)%
Measurement Period Fixed Asset Adjustment (2)	0.00%	0.00%	0.01%	0.00%
Core Operating Expense as a % of Average Assets	1.98%	2.05%	2.00%	2.17%

	Three months ended				Nine months ended
	September 30,				September 30,
	2016		2015		2016		2015

Net Income/Diluted Earnings Per Share - As Reported	$8,851	$0.50	$7,890	$0.45	$26,331	$1.50	$13,116	$0.94
Adjustments:
Acquisition Costs	-	-	904	0.05	(270)	(0.02)	9,283	0.68
Amortization of Non Compete Agreement	182	0.01	365	0.02	912	0.05	365	0.03
Gain on Sale of Loans	-	-	(279)	(0.01)	-	-	(279)	(0.02)
Measurement Period Fixed Asset Adjustment (2)	-	-	-	-	(309)	(0.02)	-	-
Income Tax Effect of Adjustments Above	(63)	-	(357)	(0.02)	(116)	-	(3,352)	(0.25)
Tax Benefit Related to NYC Tax Law Change	-	-	-	-	-	-	(351)	(0.03)
Core Net Income/Core Diluted Earnings Per Share	$8,970	$0.51	$8,523	$0.49	$26,548	$1.51	$18,782	$1.35

(1) The tables above provide a reconciliation of GAAP (As Reported) and non-GAAP (Core) financial measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

(2) A fixed asset measurement period adjustment for $0.3 million was recorded in 2016 related to the recovery of depreciation expense recorded in 2015.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Three months ended September 30,
	2016			2015
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest Earning Assets:
Loans, net (including loan fee income) (1)	$2,505,313	$30,049	4.77%	$2,267,972	$27,524	4.81%
Securities (1)	880,831	5,005	2.26	856,669	4,533	2.10
Deposits with Banks	31,683	43	0.54	20,443	9	0.17
Total Interest Earning Assets (1)	3,417,827	35,097	4.09	3,145,084	32,066	4.04
Non Interest Earning Assets:
Other Assets	349,619			304,198
Total Assets	$3,767,446			$3,449,282

Interest Bearing Liabilities:
Deposits	$1,772,492	$1,738	0.39%	$1,829,950	$1,736	0.38%
Federal Funds Purchased and Repurchase Agreements	179,783	301	0.67	94,166	82	0.35
Federal Home Loan Bank Advances	172,139	562	1.30	122,780	374	1.21
Subordinated Debentures	78,444	1,134	5.75	8,551	126	5.85
Junior Subordinated Debentures	15,396	342	8.84	15,876	341	8.52
Total Interest Bearing Liabilities	2,218,254	4,077	0.73	2,071,323	2,659	0.51
Non Interest Bearing Liabilities:
Demand Deposits	1,150,187			1,014,202
Other Liabilities	38,872			25,461
Total Liabilities	3,407,313			3,110,986
Stockholders' Equity	360,133			338,296
Total Liabilities and Stockholders' Equity	$3,767,446			$3,449,282

Net Interest Income/Interest Rate Spread (1)		31,020	3.36%		29,407	3.53%

Net Interest Earning Assets/Net Interest Margin (1)	$1,199,573		3.61%	$1,073,761		3.71%

Less: Tax Equivalent Adjustment		(336)			(322)

Net Interest Income		$30,684			$29,085

(1) Presented on a tax equivalent basis.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Nine months ended September 30,
	2016			2015
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest Earning Assets:
Loans, net (including loan fee income) (1)	$2,475,665	$87,423	4.72%	$1,723,869	$62,731	4.87%
Securities (1)	983,763	16,549	2.25	795,986	12,903	2.17
Federal Funds Sold	-	-	-	11	-	-
Deposits with Banks	30,839	115	0.50	15,704	27	0.23
Total Interest Earning Assets (1)	3,490,267	104,087	3.98	2,535,570	75,661	3.99
Non Interest Earning Assets:
Other Assets	337,885			210,973
Total Assets	$3,828,152			$2,746,543

Interest Bearing Liabilities:
Deposits	$1,814,493	$4,953	0.36%	$1,440,741	$3,991	0.37%
Federal Funds Purchased and Repurchase Agreements	156,346	779	0.67	107,940	320	0.40
Federal Home Loan Bank Advances	264,821	2,233	1.13	114,444	963	1.13
Subordinated Debentures	78,409	3,404	5.80	2,882	126	5.85
Junior Subordinated Debentures	15,715	1,026	8.72	15,874	1,024	8.62
Total Interest Bearing Liabilities	2,329,784	12,395	0.71	1,681,881	6,424	0.51
Non Interest Bearing Liabilities:
Demand Deposits	1,106,945			804,384
Other Liabilities	37,714			18,632
Total Liabilities	3,474,443			2,504,897
Stockholders' Equity	353,709			241,646
Total Liabilities and Stockholders' Equity	$3,828,152			$2,746,543

Net Interest Income/Interest Rate Spread (1)		91,692	3.27%		69,237	3.48%

Net Interest Earning Assets/Net Interest Margin (1)	$1,160,483		3.51%	$853,689		3.65%

Less: Tax Equivalent Adjustment		(986)			(1,030)

Net Interest Income		$90,706			$68,207

(1) Presented on a tax equivalent basis.